Exhibit 99.1

Astra’s Apollo Fusion Thruster Ignites on First Attempt in Orbit with Spaceflight

Ignition demonstrates reliable electric propulsion (EP) system

Alameda, CA. August 24, 2021. Astra Space, Inc. (“Astra”) (Nasdaq: ASTR), today announced the successful orbital ignition of its Apollo Fusion thruster on board the Spaceflight Sherpa-LTE1 orbital transfer vehicle (OTV). The Sherpa OTV launched June 30, 2021 from SpaceX’s Transporter-2 mission from Cape Canaveral, Florida. After successfully deploying all rideshare payloads, Spaceflight commissioned the Apollo Fusion thruster, representing Astra’s first attempt at firing the thruster in orbit.

“The telemetry from the on-orbit firing looked excellent and closely matched our ground test results,” said Mike Cassidy, Vice President of Product Management at Astra. “We expect to deliver thrusters for additional satellites over the next quarter and these on-orbit test results provide further validation for several programs for which we are supplying propulsion systems.”

“This represents the industry’s first fully functional electric propulsion OTV,” said Philip Bracken, VP of Engineering at Spaceflight. “Our next-gen Sherpa OTVs were intentionally designed for maximum modularity, flexibility and rapid development including offering several innovative propulsion solutions. The successful commissioning and ignition of Apollo Fusion’s system paves the way for expanding orbital destinations for smallsats and is paramount in achieving our goal of getting our customers’ payloads to space whenever and wherever they want.”

Astra acquired Apollo Fusion in July 2021 to leverage Apollo Fusion’s shared focus on designing and manufacturing products at scale that can reach destinations beyond low Earth orbit.

"We're incredibly proud of everyone who built this EP system,” said Benjamin Lyon, Chief Engineer at Astra. “This is an important milestone on our journey to provide rapid, low-cost access to space.”

About Astra Space

Astra’s mission is to improve life on Earth from space by creating a healthier and more connected planet. Astra’s first flight to space was within 4 years of its inception, making it the fastest company to reach space. Visit www.astra.com to learn more about Astra.

Safe Harbor Statement

Certain statements made in this press release are “forward-looking statements”. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: (i) our failure to meet projected development targets, including as a result of the decisions of governmental authorities or other third parties not within our control; (ii) changes in applicable laws or regulations; (iii) the ability of the Astra to meet its financial and strategic goals, due to, among other things, competition; (iv) the ability of Astra to pursue a growth strategy and manage growth profitability; (v) the possibility that Astra may be adversely affected by other economic, business, and/or competitive factors; (vi) the effect of the COVID-19 pandemic on Astra and (vii) other risks and uncertainties described discussed from time to time in our other public filings with the Securities and Exchange Commission.

Media Contact:

Kati Dahm

kati@astra.com

Investor Contact:

Dane Lewis

dane@astra.com